QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Contact:
William A. Hockett
Vice President of Corporate Communications
(801) 584-3600
Email: bhockett@myriad.com
www.myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Launches Fifth Predictive Medicine Product
—COLARIS APSM Featured at Digestive Disease Week—The Annual
International Meeting in Gastroenterology—

        Salt Lake City, May 16, 2002—Myriad Genetics, Inc. (Nasdaq: MYGN), has introduced a new predictive medicine product for risk of hereditary colon cancer, called COLARIS APSM, the Company announced today. COLARIS AP detects mutations in the APC gene, which cause a colon polyp-forming syndrome known as familial adenomatous polyposis (FAP), and a more common variation of the syndrome known as attenuated FAP (aFAP). FAP may be responsible for as much as 20% of hereditary colorectal cancer, and aFAP may underlie as much as 20% of all colon cancer cases. Myriad's fastest growing current product is COLARISSM, a predictive medicine test for hereditary colon cancer that is not associated with significant polyp formation. COLARIS tests for gene mutations that are believed to account for approximately 70% of hereditary colon cancer. Together, COLARIS and COLARIS AP may account for approximately 90% of all hereditary colon cancer.

        COLARIS AP is a full-sequence DNA analysis to detect mutations in the APC gene. Analyzing the DNA sequence is by far the most sensitive and accurate testing method available; other methods miss many mutations detected by DNA sequence analysis. Individuals with APC form a great number of polyps in the lining of the colon. These polyps are almost always the precursors of colon cancer. It is important to identify individuals with FAP and aFAP, so that earlier and more frequent surveillance can be administered to diagnose the cancer at the earliest stage, before it has had a chance to spread.

        In sporadic, non-hereditary colon cancer, a single polyp or a few polyps form, which can be discovered by screening colonoscopy and removed, preventing the cancer. However, among FAP patients with hundreds or thousands of polyps, there are too many to remove and the risk of colon cancer is essentially 100%. As a result, the average age at diagnosis with colon cancer among FAP patients is 35 years.

        "With the addition of COLARIS AP, Myriad's predictive medicine products now cover both of the major hereditary forms of colon cancer," said Gregory Critchfield, M.D., President of Myriad Genetic Laboratories, Inc. "COLARIS AP extends our existing franchise with oncologists and cancer centers, providing a one-stop shop for hereditary colon cancer prediction and diagnosis."

        There are an estimated 32,000 cases of FAP and aFAP each year in the United States. Myriad believes the market opportunity for COLARIS AP, in the diagnosis of FAP and aFAP is highly significant, with a total potential of approximately $90 million per year. In addition to direct testing for COLARIS AP, individuals with a family history of colon cancer who are negative on the COLARIS AP test should consider adding the COLARIS test to rule out the other major hereditary colon cancer syndrome. The price of the COLARIS AP test is $1,685.

        In a separate, but related announcement today, Myriad has introduced an accelerated turnaround time version of its first COLARIS product, called Rapid COLARIS. The new service promises results to the ordering physician within 7-10 days. This rapid test is used to help determine the type of surgical procedure that will be recommended to patients who have surgery pending following a diagnosis of colon cancer. The Rapid COLARIS analysis is run completely in duplicate from the start, in an individualized laboratory process that maintains the extremely high accuracy of the COLARIS test. There is a premium charged for the special attention required for the rapid service.

        Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company has established two wholly owned subsidiaries. Myriad Pharmaceuticals, Inc. develops and intends to market therapeutic products, and Myriad Genetic Laboratories, Inc. develops and markets proprietary predictive medicine and personalized medicine products. The Company has established strategic alliances with Abbott, Bayer, DuPont, Eli Lilly, Hitachi, Novartis, Oracle, Pharmacia, Roche, Schering AG, Schering-Plough and Syngenta.

        The discussion in this news release includes forward-looking statements that are subject to certain risks and uncertainties. Such statements are based on management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements, including, but not limited to uncertainties as to the extent of future government regulation of Myriad Genetics' business, uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, predictive medicine products and therapeutics; the risk that markets will not exist for such products that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell products or compounds, which it develops, at acceptable prices. These and other risks identified in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, and quarterly reports on forms 10-Q.All information in this press release is as of May 16, 2002, and Myriad undertakes no duty to update this information unless required by law.

QuickLinks

  Exhibit 99.1